EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of BioSpecifics Technologies Corp. on Form S-8 (No. XXX-XXXXXX) to be filed on or about June 26, 2019 of our reports dated April 2, 2019, on our audits of the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, and the effectiveness of BioSpecifics Technologies Corp.’s internal control over financial reporting as of December 31, 2018, which reports were included in the Annual Report on Form 10-K filed April 2, 2019.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
June 26, 2019